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Exhibit 21.1


SciClone Pharmaceuticals Italy s.r.l
        Piazza Belgioioso 2
        20121 Milano
        Italy

SciClone Pharmaceuticals
        PO Box 309
        Ugland House
        South Church Street
        Grand Cayman
        Cayman Island
        British West Indies